Exhibit 99.1

FOR IMMEDIATE RELEASE

INTRICON ANNOUNCES STRATEGIC RESTRUCTURING
TO ACCELERATE FUTURE GROWTH

Company Projects Annual Cost Savings of Approximately $3.0 Million; Initiatives will
Sharpen Focus on Key Value Hearing Health and Medical Biotelemetry Opportunities

ARDEN HILLS, Minn. — June 13, 2013 — IntriCon Corporation (NASDAQ: IIN), a designer, developer, manufacturer and distributor of miniature and micro-miniature body-worn devices, today announced a global strategic restructuring plan designed to accelerate the company’s future growth by focusing resources on the highest potential growth areas and reduce costs by approximately $3.0 million annually.

Specifically, the plan includes:

•	Reducing investments in certain non-core professional audio communications product lines;
•	Aggressively transferring specific product lines from Singapore to IntriCon’s lower-cost manufacturing facility in Batam, Indonesia;
•	Reducing global administrative and support workforce;
•	Transferring the medical coil business from the company’s Maine facility to Minnesota to better leverage existing manufacturing capacity, and exploring alternatives for the remaining security and microphone business, including possible sale; and
•	Adding experienced professionals in value hearing health and also focusing more resources in medical biotelemetry.

“As a company, we needed to better align our cost structure with current lower revenue levels—a trend that is continuing in the second quarter,” said Mark S. Gorder, president and chief executive officer of IntriCon. “These initiatives allow us to consolidate operations, reduce our global manufacturing footprint, lower our costs and provide greater focus on our strategic plan: growing the value hearing health and medical biotelemetry opportunities that hold the greatest potential to drive shareholder value.

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IntriCon Corporation

June 13, 2013

“While challenges remain in the conventional hearing health channel due to high device costs and inconveniences in the distribution channel, we’re seeing opportunities for alternative care models such as the insurance channel—as evidenced by our hi HealthInnovations program—and the personal sound amplifier product (PSAP) market. Devoting more talent and financial resources to these channels, as well as adding sales, marketing and channel expertise, will better position us for success.”

As part of the restructuring, IntriCon will complete a global workforce net reduction of approximately 35 administrative and support employees, resulting in immediate annual cost savings of $2.0 million. The majority of the staff reductions are immediate, except in the company’s Maine operation, where there will be a phased approach. Impacted employees will receive financial support and outplacement assistance.

Additionally, IntriCon will classify its Maine operations, which include the company’s security, microphone and receivers businesses, as discontinued operations for financial reporting purposes. Certain Singapore assets that support the microphone and receiver product lines also will be classified as discontinued.

The company expects to achieve an additional $1.0 million in annual cost savings by the end of 2013, through the actions detailed above. Combined, IntriCon anticipates total annual cost savings of approximately $3.0 million.

The company expects to incur total cash charges ranging from $200,000 to $250,000, or $0.04 per share, related to its restructuring initiatives for the remainder of the 2013 fiscal year.

“Change of this nature is hard, but necessary, for the health of IntriCon,” said Gorder. “By right-sizing our organization, and better leveraging our existing resources, we’ll be able to aggressively drive our two largest growth opportunities—which we expect will strengthen in the second half of the year.”

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IntriCon Corporation

June 13, 2013

Gorder said the company can accommodate revenue growth and deliver profitability through the capacity at its existing facilities. IntriCon plans to announce second-quarter results in the first half of August and will provide additional information on the restructuring at that time.

About IntriCon Corporation
Headquartered in Arden Hills, Minn., IntriCon Corporation designs, develops and manufactures miniature and micro-miniature body-worn devices. These advanced products help medical, healthcare and professional communications companies meet the rising demand for smaller, more intelligent and better connected devices. IntriCon has facilities in the United States, Asia and Europe. The company’s common stock trades under the symbol “IIN” on the NASDAQ Global Market. For more information about IntriCon, visit www.intricon.com.

Forward-Looking Statements

Statements made in this release and in IntriCon’s other public filings and releases that are not historical facts or that include forward-looking terminology are “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be affected by known and unknown risks, uncertainties and other factors that are beyond IntriCon’s control, and may cause IntriCon’s actual results, performance or achievements to differ materially from the results, performance and achievements expressed or implied in the forward-looking statements. These risks, uncertainties and other factors are detailed from time to time in the company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2012. The company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

Contacts
At IntriCon: Scott Longval, CFO 651-604-9526 slongval@intricon.com	At Padilla Speer Beardsley: Matt Sullivan 612-455-1709 msullivan@padillaspeer.com

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